EXHIBIT 99.1

Stock Yards Bancorp Reports Record Third Quarter Earnings of $36.2 Million or $1.23 Per Diluted Share

Results Highlighted by Solid Loan and Deposit Growth

LOUISVILLE, Ky., Oct. 29, 2025 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported record earnings of $36.2 million, or $1.23 per diluted share, for the third quarter ended September 30, 2025. This compares to net income of $29.4 million, or $1.00 per diluted share, for the third quarter ended September 30, 2024. Solid loan and deposit growth, coupled with strong credit quality metrics, contributed to third quarter 2025 operating results.

(dollar amounts in thousands, except per share data)	3Q25	2Q25	3Q24
Net income	$36,241	$34,024	$29,360
Net income per share, diluted	1.23	1.15	1.00

Net interest income	$77,037	$73,473	$64,979
Provision for credit losses(1)	1,975	2,175	4,325
Non-interest income	24,476	24,348	24,797
Non-interest expenses	53,831	52,700	48,452

Net interest margin	3.56%	3.53%	3.33%
Efficiency ratio(2)	52.99%	53.83%	53.92%
Tangible common equity to tangible assets(3)	9.16%	8.86%	8.79%
Annualized return on average assets(4)	1.56%	1.52%	1.39%
Annualized return on average equity(4)	14.16%	13.91%	12.83%

“We delivered another record quarter, marked by strong loan production and our sixth consecutive quarter of loan growth across all markets,” commented James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “While elevated loan payoffs tempered overall growth during the quarter, underlying loan demand remains steady. Credit quality continues to be strong and stable, supported by prudent underwriting standards and disciplined portfolio management. Additionally, we are proud to report that just three quarters after our Indianapolis market surpassed $1 billion in total loans, our Cincinnati market reached that same milestone during the third quarter for the first time since entering the market in 2007. These achievements reflect our sustained progress and disciplined growth strategy.”

“Our operating performance this quarter was supported by broad-based strength across non-interest revenue streams,” Hillebrand continued. “Highlighted by growth in our mortgage and brokerage businesses, our diversified sources of fee income continue to make meaningful contributions. While Wealth Management & Trust (WM&T) income declined compared to the prior-year quarter, assets under management increased for the second consecutive quarter following three quarters of decline. We are encouraged by the growth in net new business during the third quarter and the strength of the teams we have assembled. Recent strategic hires are already contributing to business development ahead of expectations, and we remain confident about the continued trajectory of our WM&T group as they continue to gain traction and help drive future growth.”

“Over the past twelve months, we continued expanding our deposit base, which increased by $918 million, or 14%. The growth was driven by the successful execution of a time deposit initiative earlier this year as well as an increase in non-interest bearing deposit balances. We are particularly encouraged by the stability of our non-interest bearing deposits, which now account for 21% of total deposits. As always, our priority is driving organic growth while enhancing the strength and resilience of our funding base. While we expect our net interest margin to remain stable, headwinds created by potential interest rate cuts before the end of the year could present challenges,” said Hillebrand.

As of September 30, 2025, the Company had $9.31 billion in assets, $6.93 billion in loans and $7.64 billion in total deposits. The Company’s combined enterprise, which encompasses 73 branch offices across three contiguous states, will continue to benefit from a diversified geographic and economic footprint, including the new Center Grove location that was opened in the Indianapolis metropolitan market at the end of March. Two additional locations are also expected to be opened by the end of the year, which will expand the Company’s footprint into Bardstown, Kentucky and Liberty Township, Ohio, a suburb of Cincinnati.

Key factors contributing to the third quarter of 2025 results included:

  Total loans increased $651 million, or 10%, over the last 12 months, while growing $79 million, or 1%, on the linked quarter. Broad-based loan growth during the quarter included increases in all markets for the sixth consecutive quarter and was well spread amongst categories. Commercial real estate loan growth of $403 million led all categories, with the C&I, residential real estate and HELOC segments also contributing to year over year growth. The yield earned on total loans ended at 6.19% for the third quarter of 2025, with yield expansion and strong average balance growth driving a 2-basis point increase compared to the same period in 2024.
  Deposit balances expanded $918 million, or 14%, over the last 12 months, with the deposit mix continuing to shift from non-interest bearing and low interest-bearing deposits into higher-cost deposits. Interest-bearing deposits grew $837 million, or 16%, led in large part by time deposit growth, while non-interest bearing deposits increased $81 million, or 5%. On the linked quarter, total deposits expanded $137 million, or 2%. Non-interest-bearing demand accounts increased $74 million, or 5%, while total interest-bearing deposit accounts increased $63 million, or 1%, led by time deposit growth.
  Net interest income increased $12.1 million, or 19%, for the third quarter of 2025 compared to the third quarter a year ago. Net interest margin expanded 23 basis points to 3.56% for the third quarter of 2025 compared to the third quarter of the prior year, driven by significant earning asset growth and yield expansion that was coupled with a decline in the cost of funds. On the linked quarter, net interest income increased $3.6 million, or 5%, while net interest margin expanded 3 basis points, boosted by continued loan growth and higher yields on interest earning assets, which outpaced a minor increase in the cost of funds.
  Provision for credit loss on loans expense(1) of $1.6 million was recorded for the third quarter of 2025, primarily attributed to solid loan growth and minor increases in specific reserve allocations. Traditional credit quality statistics remained strong at quarter-end.
  Non-interest income decreased $321,000, or 1%, over the third quarter of 2024, and increased $128,000, or 1%, on the linked quarter.
  Total non-interest expenses increased $5.4 million, or 11%, during the third quarter of 2025 compared to the third quarter of 2024, and increased $1.1 million, or 2%, on the linked quarter.
  Tangible common equity per share(3) was $28.30 on September 30, 2025, compared to $27.06 on June 30, 2025, and $24.58 on September 30, 2024.

Results of Operations – Third Quarter 2025, Compared with Third Quarter 2024

Net interest income, the Company’s largest source of revenue, increased by $12.1 million, or 19%, to $77.0 million. Significant average earning asset balance growth and improved yields led to strong interest income expansion.

  Total interest income increased by $14.6 million, or 14%, to $120 million.
    Interest income and fees on loans increased $11.5 million, or 12%, over the prior year quarter. Driven by the $699 million, or 11%, increase in average loans in addition to interest rate expansion, the average quarterly yield earned on loans increased 2 basis points over the past 12 months to 6.19%.
    Interest income on securities increased $123,000, or 2%, compared to the third quarter of 2024. While average securities balances declined $188 million, or 13%, the rate earned on securities improved 35 basis points to 2.42%, as a portion of lower-yielding investment maturities were reinvested at higher short-term rates over the past 12 months. Cash flows from the investment portfolio, including larger, recent scheduled maturities, have been primarily utilized to fund loan growth and provide liquidity consistent with current balance sheet management strategies.
    Average overnight funds increased $300 million for the third quarter of 2025 compared to the same period of the prior year, driving a $3.1 million, or 157%, increase in corresponding interest income despite rate reductions enacted by the Federal Reserve in mid-September and late 2024.
  Total interest expense increased $2.5 million, or 6%, to $43.2 million, but the cost of interest-bearing liabilities decreased 18 basis points to 2.66%.
    Interest expense on deposits increased $5.3 million, or 16% over the past 12 months, attributed almost entirely to the time deposit category and consistent with the successful CD promotion that ran through mid-April. Despite ending the promotions early in the second quarter and lowering time deposit rates, the Company continued to experience solid time deposit growth through the end of the third quarter. The overall cost of interest-bearing deposits decreased to 2.60% for the third quarter of 2025 from 2.68% for the third quarter of 2024.
    As a result of strong interest-bearing deposit growth over the past 12 months, average FHLB advance balances declined $161 million, or 35%, resulting in a $2.3 million, or 45%, decrease in corresponding interest expense compared to the third quarter of 2024, with the related cost of funds declining 70 basis points to 3.80% over the same period.

The Company recorded provision for credit losses on loans(1) expense of $1.6 million for the third quarter of 2025, consistent with strong loan growth, a slightly improved economic forecast, minor increases specific reserve allocations, and net charge offs of $112,000. Additionally, the Company recorded a $425,000 expense for off balance sheet exposures for the third quarter of 2025 associated with increased availability related to Construction & Land Development lines of credit. For the third quarter of 2024, the Company recorded $4.3 million in provision for credit losses on loans and no provision for credit losses on off balance sheet exposures.

Non-interest income decreased $321,000, or 1%, to $24.5 million compared to the third quarter of 2024.

  WM&T income ended the third quarter of 2025 at $10.7 million, a decrease of $227,000, or 2%, over the third quarter of 2024, which was attributed to a decline in non-recurring estate fees compared to the prior period. However, assets under management increased $163 million, or 2%, compared to the third quarter of 2024. The third quarter of 2025 marked the second consecutive quarter of AUM expansion, driven by positive market returns and the momentum of a reloaded sales team.
  Compared to the third quarter of 2024, treasury management fees decreased $16,000, or 1%, to $2.9 million. While international activity remains below last year’s elevated levels, new product sales and broad fee increases that were implemented toward the end of the first quarter have helped treasury management revenue stay in line with the record year experienced in 2024.
  Card income decreased $74,000, or 1%, over the third quarter of 2024, driven by lower transaction volumes. Credit card income benefited from VISA’s annual volume and marketing incentives, which are paid in the third quarter of each year and totaled approximately $140,000 in both the third quarter of 2025 and the third quarter of 2024.
  Mortgage banking income increased $140,000, or 13% over the third quarter of 2024.
  Brokerage income grew $197,000, or 22%, to a record $1.1 million, attributed to the addition of a new broker and the benefit of portfolios shifting to more profitable wrap fee-based business.
  Other non-interest income, which primarily includes swap fees, letter of credit fees and OREO activity, decreased $364,000 over the third quarter of 2024. The variance from the third quarter of 2024 was attributed mainly to swap fee income. No swap fee income was recorded during the third quarter of 2025, compared to $380,000 in swap fee income during the third quarter of 2024.

Non-interest expenses increased by $5.4 million, or 11%, to $53.8 million, compared to the third quarter of 2024.

  Compensation expense increased $3.3 million, or 13%, compared to the third quarter of 2024, consistent with higher bonus accrual levels tied to strong year-to-date results, annual merit-based increases and full-time equivalent employee expansion. Employee benefits increased $249,000, or 5%, compared to the third quarter of 2024, primarily due to increases in health insurance claims and FICA expense.
  Net occupancy and equipment expenses increased $311,000, or 8%, over the third quarter of 2024, attributed mainly to increased rent and depreciation expense.
  Marketing and business development expense increased $449,000, or 31%, compared to the third quarter of 2024. The quarter over prior year quarter increase relates to elevated advertising expense tied primarily to various bank initiatives in addition to increased customer entertainment and sponsorship expenses.
  Other non-interest expenses increased $437,000, or 23%, compared to the third quarter of 2024, primarily attributed to higher credit card rewards and to a lesser extent, increased insurance costs.

Financial Condition – September 30, 2025, Compared with September 30, 2024

Total assets increased $870 million, or 10%, year over year to $9.31 billion.

Total loans increased $651 million, or 10%, to $6.93 billion, with growth spread across segments and markets. Total line of credit usage ended at 47% as of September 30, 2025, compared to 43% as of September 30, 2024. C&I line of credit usage expanded to 37% as of period end, compared to 32% as of September 30, 2024.

Total investment securities decreased $296 million, or 24%, year over year. During the third quarter of 2025, $250 million in short-term Treasury Bills that had previously been utilized for seasonal collateral pledging purposes matured and were not reinvested, providing liquidity and funding for continued loan growth consistent with current balance sheet management strategies.

Total deposits increased $918 million, or 14%, over the past 12 months, with the deposit mix continuing to shift from non-interest bearing and low interest-bearing deposits into higher-cost deposits. Total interest-bearing deposits grew $837 million, or 16%, led primarily by time deposit growth. Non-interest-bearing demand accounts increased $81 million, or 5%.

Non-performing loans totaled $18.7 million, or 0.27% of total loans outstanding on September 30, 2025, compared to $17.2 million, or 0.27% of total loans outstanding on September 30, 2024. The ratio of allowance for credit losses to loans ended at 1.33% on September 30, 2025, compared to 1.36% on September 30, 2024.

As of September 30, 2025, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios experiencing meaningful growth. Total equity to assets(3) was 11.19% and the tangible common equity ratio(3) was 9.16% on September 30, 2025, compared to 11.07% and 8.79% on September 30, 2024, respectively.

In August 2025, the board of directors increased its quarterly cash dividend to $0.32 per common share. The dividend was paid October 1, 2025, to shareholders of record as of September 15, 2025.

Results of Operations – Third Quarter 2025, Compared with Second Quarter 2025

Net interest margin expanded 3 basis points on the linked quarter to 3.56%, boosted by strong loan growth and higher interest earning asset yields, which more than offset a minor increase in cost of funds.

Net interest income increased $3.6 million, or 5%, over the prior quarter to $77.0 million.

  Total interest income increased $5.3 million, or 5%.
    Interest income on loans, including fees, increased $4.2 million, or 4%. Average loans increased $127 million, or 2%, and the corresponding yield earned increased to 6.19%.
  Total interest expense increased $1.7 million, or 4%.
    Interest expense on deposits increased $1.8 million, or 5%, led by $181 million, or 3%, of average interest-bearing deposit growth. Over half of the average balance growth was attributed to time deposit balances, which was driven in large part by the success of promotions that ran through mid-April. While the promotions ended early in the second quarter and time deposit rates were cut, the Bank’s time deposit offerings remained competitive and continued to see growth through the end of the period, albeit at a slower pace compared to the linked quarter.

During the third quarter of 2025, the Company recorded $1.6 million in provision for credit losses on loans(1) and a $425,000 provision expense for off balance sheet exposures. During the second quarter of 2025, the Company recorded $2.3 million in provision for credit losses on loans and a $75,000 credit to expense for off balance sheet exposures.

Non-interest income increased $128,000, or 1%, on the linked quarter, to $24.5 million. While increases were seen for most non-interest revenue streams on the linked quarter, non-interest income growth continued to be challenged in the third quarter of 2025. Largely offsetting the increases noted above was a $613,000, or 52%, decline in other non-interest income, as 2Q25 benefitted from non-recurring activity that included $557,000 of swap fees collected and a $74,000 gain on the sale of premises and equipment related mainly to the sale of a property owned by the Bank as a result of a prior acquisition.

Non-interest expenses increased $1.1 million, or 2% on the linked quarter to $53.8 million, largely due to increases in compensation expense related to higher bonus accrual levels tied to strong year-to-date operating results.

Financial Condition – September 30, 2025, Compared with June 30, 2025

Total assets increased $98 million, or 1%, on the linked quarter to $9.31 billion.

Total loans expanded $79 million, or 1%, on the linked quarter, with every market contributing to the growth. The CRE segment was the primary driver of growth for the quarter, increasing $38 million, or 1%, while the residential real estate segment grew $26 million, or 2%. Total line of credit usage was 47% as of September 30, 2025, compared to 48% as of June 30, 2025. C&I line of credit usage was 37% as of September 30, 2025, unchanged from June 30, 2025. While C&I line of credit utilization was flat and overall line of credit utilization experienced a slight decline over the linked quarter, utilization trends remain positive and well above the same period of the prior year.

Total deposits increased $137 million, or 2%, on the linked quarter. Non-interest-bearing demand accounts increased $74 million, or 5%, while total interest-bearing deposit accounts increased $63 million, or 1%.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $9.31 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The Nasdaq Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2024, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2025 Earnings Release
(In thousands unless otherwise noted)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement Data	2025	2024	2025	2024

Net interest income, fully tax equivalent (5)	$77,119	$65,064	$221,315	$187,344
Interest income:
Loans	$107,207	$95,689	$309,816	$271,547
Federal funds sold and interest bearing due from banks	5,003	1,946	9,734	6,199
Mortgage loans held for sale	74	47	229	152
Federal Home Loan Bank stock	488	663	1,682	1,601
Investment securities	7,500	7,377	24,977	23,072
Total interest income	120,272	105,722	346,438	302,571
Interest expense:
Deposits	39,294	33,997	111,386	97,486
Securities sold under agreements to repurchase	588	937	2,027	2,639
Federal funds purchased	72	120	214	395
Federal Home Loan Bank advances	2,870	5,209	10,519	13,469
Subordinated debentures	411	480	1,230	1,511
Total interest expense	43,235	40,743	125,376	115,500
Net interest income	77,037	64,979	221,062	187,071
Provision for credit losses (1)	1,975	4,325	5,050	7,050
Net interest income after provision for credit losses	75,062	60,654	216,012	180,021
Non-interest income:
Wealth management and trust services	10,704	10,931	31,834	32,497
Deposit service charges	2,281	2,314	6,429	6,630
Debit and credit card income	5,009	5,083	14,354	14,688
Treasury management fees	2,923	2,939	8,601	8,389
Mortgage banking income	1,252	1,112	3,263	3,077
Net investment product sales commissions and fees	1,112	915	3,102	2,580
Bank owned life insurance	631	634	1,882	1,817
Gain on sale of premises and equipment	-	(59)	74	(39)
Other	564	928	2,281	2,084
Total non-interest income	24,476	24,797	71,820	71,723
Non-interest expenses:
Compensation	28,836	25,534	82,047	74,389
Employee benefits	4,878	4,629	15,993	15,591
Net occupancy and equipment	4,086	3,775	12,234	11,264
Technology and communication	4,837	4,500	14,438	14,463
Debit and credit card processing	1,984	1,845	5,711	5,402
Marketing and business development	1,887	1,438	5,353	4,109
Postage, printing and supplies	910	901	2,816	2,740
Legal and professional	891	968	2,886	3,268
FDIC insurance	1,198	1,095	3,681	3,368
Capital and deposit based taxes	1,082	825	2,520	2,128
Intangible amortization	915	1,052	2,744	3,155
Other	2,327	1,890	7,135	6,645
Total non-interest expenses	53,831	48,452	157,558	146,522
Income before income tax expense	45,707	36,999	130,274	105,222
Income tax expense	9,466	7,639	26,738	22,377
Net income	$36,241	$29,360	$103,536	$82,845

Net income per share - Basic	$1.23	$1.00	$3.53	$2.83
Net income per share - Diluted	1.23	1.00	3.51	2.82
Cash dividend declared per share	0.32	0.31	0.94	0.91

Weighted average shares - Basic	29,369	29,299	29,360	29,267
Weighted average shares - Diluted	29,526	29,445	29,511	29,372

			September 30,
Balance Sheet Data			2025	2024

Investment securities			$940,639	$1,236,744
Loans			6,929,456	6,278,133
Allowance for credit losses on loans			92,160	85,343
Total assets			9,307,376	8,437,280
Non-interest bearing deposits			1,589,159	1,508,203
Interest bearing deposits			6,054,813	5,217,870
Federal Home Loan Bank advances			300,000	325,000
Accumulated other comprehensive loss			(67,622)	(75,273)
Stockholders' equity			1,041,144	934,094

Total shares outstanding			29,474	29,414
Book value per share (3)			$35.32	$31.76
Tangible common equity per share (3)			28.30	24.58
Market value per share			69.99	61.99

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2025 Earnings Release

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Average Balance Sheet Data	2025	2024	2025	2024

Federal funds sold and interest bearing due from banks	$448,969	$148,818	$294,033	$153,755
Mortgage loans held for sale	6,051	4,862	6,310	5,230
Investment securities	1,236,715	1,424,815	1,342,742	1,498,092
Federal Home Loan Bank stock	21,125	31,193	24,756	27,364
Loans	6,873,559	6,174,309	6,740,318	5,986,366
Total interest earning assets	8,586,419	7,783,997	8,408,159	7,670,807
Total assets	9,216,803	8,384,605	9,033,780	8,262,017
Non-interest bearing deposits	1,540,029	1,510,515	1,485,519	1,508,947
Interest bearing deposits	6,001,275	5,047,771	5,806,932	5,026,185
Total deposits	7,541,304	6,558,286	7,292,451	6,535,132
Securities sold under agreements to repurchase	104,640	156,865	130,507	156,392
Federal funds purchased	6,689	8,480	6,605	9,585
Federal Home Loan Bank advances	300,000	461,141	356,044	392,609
Subordinated debentures	26,806	26,806	26,806	26,802
Total interest bearing liabilities	6,439,410	5,701,063	6,326,894	5,611,573
Accumulated other comprehensive loss	(75,659)	(88,362)	(82,043)	(94,560)
Total stockholders' equity	1,015,478	910,274	983,665	883,267

Performance Ratios
Annualized return on average assets (4)	1.56%	1.39%	1.53%	1.34%
Annualized return on average equity (4)	14.16%	12.83%	14.07%	12.53%
Net interest margin, fully tax equivalent	3.56%	3.33%	3.52%	3.26%
Non-interest income to total revenue, fully tax equivalent	24.09%	27.59%	24.50%	27.69%
Efficiency ratio, fully tax equivalent (2)	52.99%	53.92%	53.75%	56.56%

Capital Ratios
Total stockholders' equity to total assets (3)			11.19%	11.07%
Tangible common equity to tangible assets (3)			9.16%	8.79%
Average stockholders' equity to average assets			10.89%	10.69%
Total risk-based capital			13.17%	12.73%
Common equity tier 1 risk-based capital			11.59%	11.16%
Tier 1 risk-based capital			11.92%	11.52%
Leverage			10.24%	10.05%

Loan Segmentation
Commercial real estate - non-owner occupied			$1,947,892	$1,686,448
Commercial real estate - owner occupied			1,091,134	949,538
Commercial and industrial			1,490,149	1,379,293
Residential real estate - owner occupied			873,540	783,337
Residential real estate - non-owner occupied			394,429	381,051
Construction and land development			675,052	674,918
Home equity lines of credit			271,017	236,819
Consumer			142,149	143,684
Leases			18,517	16,760
Credit cards			25,577	26,285
Total loans and leases			$6,929,456	$6,278,133

Deposit Segmentation
Interest bearing demand			$2,573,204	$2,361,192
Savings			420,614	420,772
Money market			1,341,727	1,259,484
Time deposits			1,719,268	1,176,422
Non-Interest bearing deposits			1,589,159	1,508,203
Total deposits			$7,643,972	$6,726,073

Asset Quality Data
Non-accrual loans			$18,559	$16,288
Modifications to borrowers experiencing financial difficulty			-	-
Loans past due 90 days or more and still accruing			100	870
Total non-performing loans			18,659	17,158
Other real estate owned			190	10
Total non-performing assets			$18,849	$17,168
Non-performing loans to total loans			0.27%	0.27%
Non-performing assets to total assets			0.20%	0.20%
Allowance for credit losses on loans to total loans			1.33%	1.36%
Allowance for credit losses on loans to average loans			1.34%	1.43%
Allowance for credit losses on loans to non-performing loans			494%	497%
Net (charge-offs) recoveries	$(112)	$(1,137)	$517	$(606)
Net (charge-offs) recoveries to average loans (6)	0.00%	-0.02%	0.01%	-0.01%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2025 Earnings Release

	Quarterly Comparison
Income Statement Data	9-30-25	6-30-25	3-31-25	12-31-24	9-30-24

Net interest income, fully tax equivalent (5)	$77,119	$73,560	$70,636	$70,057	$65,064
Net interest income	$77,037	$73,473	$70,552	$69,969	$64,979
Provision for credit losses (1)	1,975	2,175	900	2,675	4,325
Net interest income after provision for credit losses	75,062	71,298	69,652	67,294	60,654
Non-interest income:
Wealth management and trust services	10,704	10,483	10,647	10,346	10,931
Deposit service charges	2,281	2,069	2,079	2,276	2,314
Debit and credit card income	5,009	4,837	4,508	5,394	5,083
Treasury management fees	2,923	3,005	2,673	2,675	2,939
Mortgage banking income	1,252	1,094	917	781	1,112
Net investment product sales commissions and fees	1,112	980	1,010	991	915
Bank owned life insurance	631	629	622	626	634
Gain (loss) on sale of premises and equipment	-	74	-	(61)	(59)
Other	564	1,177	540	479	928
Total non-interest income	24,476	24,348	22,996	23,507	24,797
Non-interest expenses:
Compensation	28,836	27,279	25,932	26,453	25,534
Employee benefits	4,878	5,330	5,785	4,677	4,629
Net occupancy and equipment	4,086	4,025	4,123	3,929	3,775
Technology and communication	4,837	4,773	4,828	4,744	4,500
Debit and credit card processing	1,984	1,908	1,819	1,860	1,845
Marketing and business development	1,887	1,951	1,515	2,815	1,438
Postage, printing and supplies	910	937	969	905	901
Legal and professional	891	1,088	907	843	968
FDIC insurance	1,198	1,260	1,223	1,171	1,095
Capital and deposit based taxes	1,082	738	700	653	825
Intangible amortization	915	915	914	1,330	1,052
Other	2,327	2,496	2,312	2,277	1,890
Total non-interest expenses	53,831	52,700	51,027	51,657	48,452
Income before income tax expense	45,707	42,946	41,621	39,144	36,999
Income tax expense	9,466	8,922	8,350	7,450	7,639
Net income	$36,241	$34,024	$33,271	$31,694	$29,360

Net income per share - Basic	$1.23	$1.16	$1.13	$1.08	$1.00
Net income per share - Diluted	1.23	1.15	1.13	1.07	1.00
Cash dividend declared per share	0.32	0.31	0.31	0.31	0.31

Weighted average shares - Basic	29,369	29,364	29,349	29,319	29,299
Weighted average shares - Diluted	29,526	29,505	29,501	29,493	29,445

	Quarterly Comparison
Balance Sheet Data	9-30-25	6-30-25	3-31-25	12-31-24	9-30-24

Cash and due from banks	$84,357	$97,606	$110,156	$78,925	$108,825
Federal funds sold and interest bearing due from banks	671,932	353,806	293,580	212,095	144,241
Mortgage loans held for sale	6,045	5,014	7,797	6,286	4,822
Investment securities	940,639	1,221,842	1,246,690	1,360,285	1,236,744
Federal Home Loan Bank stock	20,717	22,839	29,315	21,603	29,419
Loans	6,929,456	6,850,273	6,646,360	6,520,402	6,278,133
Allowance for credit losses on loans	92,160	90,722	88,814	86,943	85,343
Goodwill	194,074	194,074	194,074	194,074	194,074
Total assets	9,307,376	9,208,986	8,997,478	8,863,419	8,437,280
Non-interest bearing deposits	1,589,159	1,514,924	1,499,383	1,456,138	1,508,203
Interest bearing deposits	6,054,813	5,991,826	5,794,583	5,710,263	5,217,870
Securities sold under agreements to repurchase	73,149	126,576	151,424	162,967	149,852
Federal funds purchased	6,729	6,709	6,540	6,525	6,442
Federal Home Loan Bank advances	300,000	300,000	300,000	300,000	325,000
Subordinated debentures	26,806	26,806	26,806	26,806	26,806
Accumulated other comprehensive income loss	(67,622)	(75,311)	(79,840)	(91,151)	(75,273)
Stockholders' equity	1,041,144	1,005,704	975,473	940,476	934,094

Total shares outstanding	29,474	29,473	29,469	29,431	29,414
Book value per share (3)	$35.32	$34.12	$33.10	$31.96	$31.76
Tangible common equity per share (3)	28.30	27.06	26.01	24.82	24.58
Market value per share	69.99	78.98	69.09	71.61	61.99

Capital Ratios
Total stockholders' equity to total assets (3)	11.19%	10.92%	10.84%	10.61%	11.07%
Tangible common equity to tangible assets (3)	9.16%	8.86%	8.72%	8.44%	8.79%
Average stockholders' equity to average assets	11.02%	10.91%	10.73%	10.76%	10.86%
Total risk-based capital	13.17%	12.91%	12.85%	12.73%	12.73%
Common equity tier 1 risk-based capital	11.59%	11.32%	11.25%	11.17%	11.16%
Tier 1 risk-based capital	11.92%	11.66%	11.60%	11.52%	11.52%
Leverage	10.24%	10.17%	9.98%	9.94%	10.05%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2025 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	9-30-25	6-30-25	3-31-25	12-31-24	9-30-24

Federal funds sold and interest bearing due from banks	$448,969	$249,738	$180,439	$251,209	$148,818
Mortgage loans held for sale	6,051	7,145	5,732	6,335	4,862
Investment securities	1,236,715	1,337,994	1,455,926	1,436,748	1,424,815
Federal Home Loan Bank stock	21,125	22,413	30,838	23,475	31,193
Loans	6,873,559	6,746,973	6,597,388	6,381,869	6,174,309
Total interest earning assets	8,586,419	8,364,263	8,270,323	8,099,636	7,783,997
Total assets	9,216,803	8,987,084	8,893,907	8,718,416	8,384,605
Non-interest bearing deposits	1,540,029	1,489,188	1,426,088	1,492,624	1,510,515
Interest bearing deposits	6,001,275	5,820,314	5,594,740	5,531,441	5,047,771
Total deposits	7,541,304	7,309,502	7,020,828	7,024,065	6,558,286
Securities sold under agreement to repurchase	104,640	128,493	158,985	148,414	156,865
Federal funds purchased	6,689	6,610	6,514	6,508	8,480
Federal Home Loan Bank advances	300,000	303,297	466,667	300,000	461,141
Subordinated debentures	26,806	26,806	26,806	26,806	26,806
Total interest bearing liabilities	6,439,410	6,285,520	6,253,712	6,013,169	5,701,063
Accumulated other comprehensive loss	(75,659)	(83,970)	(86,622)	(81,585)	(88,362)
Total stockholders' equity	1,015,478	980,803	954,040	937,782	910,274

Performance Ratios
Annualized return on average assets (4)	1.56%	1.52%	1.52%	1.45%	1.39%
Annualized return on average equity (4)	14.16%	13.91%	14.14%	13.45%	12.83%
Net interest margin, fully tax equivalent	3.56%	3.53%	3.46%	3.44%	3.33%
Non-interest income to total revenue, fully tax equivalent	24.09%	24.87%	24.56%	25.12%	27.59%
Efficiency ratio, fully tax equivalent (2)	52.99%	53.83%	54.50%	55.21%	53.92%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,947,892	$1,989,982	$1,870,352	$1,835,935	$1,686,448
Commercial real estate - owner occupied	1,091,134	1,010,692	1,004,774	1,002,853	949,538
Commercial and industrial	1,490,149	1,491,143	1,463,746	1,438,654	1,379,293
Residential real estate - owner occupied	873,540	851,284	813,823	805,080	783,337
Residential real estate - non-owner occupied	394,429	390,784	381,429	382,744	381,051
Construction and land development	675,052	671,011	679,345	623,005	674,918
Home equity lines of credit	271,017	263,826	252,125	247,433	236,819
Consumer	142,149	140,715	140,009	144,644	143,684
Leases	18,517	14,563	14,460	15,514	16,760
Credit cards	25,577	26,273	26,297	24,540	26,285
Total loans and leases	$6,929,456	$6,850,273	$6,646,360	$6,520,402	$6,278,133

Deposit Segmentation
Interest bearing demand	$2,573,204	$2,520,405	$2,545,858	$2,649,142	$2,361,192
Savings	420,614	424,985	429,171	419,355	420,772
Money market	1,341,727	1,385,845	1,343,031	1,403,978	1,259,484
Time deposits	1,719,268	1,660,591	1,476,523	1,237,788	1,176,422
Non-Interest bearing deposits	1,589,159	1,514,924	1,499,383	1,456,138	1,508,203
Total deposits	$7,643,972	$7,506,750	$7,293,966	$7,166,401	$6,726,073

Asset Quality Data
Non-accrual loans	$18,559	$17,650	$15,865	$21,727	$16,288
Modifications to borrowers experiencing financial difficulty	-	-	-	-	-
Loans past due 90 days or more and still accruing	100	378	283	487	870
Total non-performing loans	18,659	18,028	16,148	22,214	17,158
Other real estate owned	190	10	85	10	10
Total non-performing assets	$18,849	$18,038	$16,233	$22,224	$17,168
Non-performing loans to total loans	0.27%	0.26%	0.24%	0.34%	0.27%
Non-performing assets to total assets	0.20%	0.20%	0.18%	0.25%	0.20%
Allowance for credit losses on loans to total loans	1.33%	1.32%	1.34%	1.33%	1.36%
Allowance for credit losses on loans to average loans	1.34%	1.34%	1.35%	1.36%	1.38%
Allowance for credit losses on loans to non-performing loans	494%	503%	550%	391%	497%
Net (charge-offs) recoveries	$(112)	$(342)	$971	$(625)	$(1,137)
Net (charge-offs) recoveries to average loans (6)	0.00%	-0.01%	0.01%	-0.01%	-0.02%

Other Information
Total WM&T assets under management (in millions)	$7,480	$7,193	$6,804	$7,066	$7,317
Full-time equivalent employees	1,140	1,118	1,089	1,080	1,068

(1) - Detail of Provision for credit losses follows:

	Quarterly Comparison
(in thousands)	9-30-25	6-30-25	3-31-25	12-31-24	9-30-24
Provision for credit losses - loans	$1,550	$2,250	$900	$2,225	$4,325
Provision for credit losses - off balance sheet exposures	425	(75)	-	450	-
Total provision for credit losses	$1,975	$2,175	$900	$2,675	$4,325

(2) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income.

	Quarterly Comparison
(Dollars in thousands)	9-30-25	6-30-25	3-31-25	12-31-24	9-30-24
Total non-interest expenses (a)	$53,831	$52,700	$51,027	$51,657	$48,452

Total net interest income, fully tax equivalent	$77,119	$73,560	$70,636	$70,057	$65,064
Total non-interest income	24,476	24,348	22,996	23,507	24,797
Total revenue - Non-GAAP (b)	101,595	97,908	93,632	93,564	89,861

Efficiency ratio - Non-GAAP (a/b)	52.99%	53.83%	54.50%	55.21%	53.92%

(3) - The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	9-30-25	6-30-25	3-31-25	12-31-24	9-30-24
Total stockholders' equity - GAAP (a)	$1,041,144	$1,005,704	$975,473	$940,476	$934,094
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(13,074)	(13,989)	(14,904)	(15,818)	(17,149)
Tangible common equity - Non-GAAP (c)	$833,996	$797,641	$766,495	$730,584	$722,871

Total assets - GAAP (b)	$9,307,376	$9,208,986	$8,997,478	$8,863,419	$8,437,280
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(13,074)	(13,989)	(14,904)	(15,818)	(17,149)
Tangible assets - Non-GAAP (d)	$9,100,228	$9,000,923	$8,788,500	$8,653,527	$8,226,057

Total stockholders' equity to total assets - GAAP (a/b)	11.19%	10.92%	10.84%	10.61%	11.07%
Tangible common equity to tangible assets - Non-GAAP (c/d)	9.16%	8.86%	8.72%	8.44%	8.79%

Total shares outstanding (e)	29,474	29,473	29,469	29,431	29,414

Book value per share - GAAP (a/e)	$35.32	$34.12	$33.10	$31.96	$31.76
Tangible common equity per share - Non-GAAP (c/e)	28.30	27.06	26.01	24.82	24.58

(4) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity.

(5) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income. Interest income, yields and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a federal corporate income tax rate of 21%.

(6) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.

Contact:
T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890